Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Holds Annual Meeting, Elects New Board Member

Morrisville, VT May 27, 2014 - Union Bankshares, Inc. (NASDAQ - UNB) today announced the results of voting at the Company’s annual meeting of stockholders held on May 21, 2014. Approximately 87% of the Company’s outstanding shares of stock were represented at the meeting. Incumbent directors Kenneth D. Gibbons, Cynthia D. Borck, Steven J. Bourgeois, Timothy W. Sargent, David S. Silverman, John H. Steele, Schuyler W. Sweet and Neil J. Van Dyke were reelected to a one-year term. John M. Goodrich, a current director of Union Bank, a subsidiary of Union Bankshares, Inc., was elected for the first time by the shareholders to the Union Bankshares, Inc. Board of Directors.

John Goodrich has been a Union Bank director since March 2013. He currently is the Vice President of production for Americas for Weidmann Electrical Technology, with operations in Piracicaba, Brazil, Saltillo, Mexico, Urbana, Ohio and St. Johnsbury, Vermont. Mr. Goodrich is very active in the community, having served on the St. Johnsbury School Board for seven years and on the Planning Commission for five years, as well as participating in the writing of the St. Johnsbury Town Plan. John is a past Director of the Board of Central Vermont Public Service, and was a Director for many years for the Associated Industries of Vermont (AIV). Mr. Goodrich remains active in the Vermont political process at the local and state level, and was appointed by then Governor Jim Douglas to first serve and then chair the Commission for the Future of Economic Development. John's considerable experience in management of a large business enterprise and his knowledge of one of our important local markets, adds valuable strength to the Board.

Kenneth D. Gibbons, remains Chairman of the Board of Union Bankshares, Inc. and Union Bank. David S. Silverman remains President and Chief Executive Officer of Union Bankshares, Inc. and Union Bank. Election of directors was by plurality vote.

The shareholders approved the Union Bankshares, Inc. 2014 Equity Incentive plan as well as ratified the selection of the firm of Berry, Dunn, McNeil & Parker as the Company’s external auditors for 2014.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2014, the Company had approximately $586 million in consolidated assets compared to $563 million at March 31, 2013. The Company operates 12 banking offices, a loan center and 24 ATM facilities in Vermont; 4 branches and 5 ATM’s in New Hampshire.

Union Bank, a wholly-owned subsidiary of Union Bankshares, Inc. (UNB, traded on the NASDAQ Exchange), has been helping people buy homes and local businesses create jobs in area communities since 1891. Headquartered in Morrisville, VT, Union Bank is a full service bank offering deposit, loan, asset management and commercial banking services throughout northern Vermont and northwestern New Hampshire. Union Bank has earned an outstanding reputation for residential lending programs and is an SBA Preferred Lender. Additionally, as a result of an FDIC compliance exam (December, 2013) Union Bank has received an “Outstanding” rating for its compliance with the Community Reinvestment Act (CRA). An institution in this group has an excellent record of helping to meet the credit needs of its assessment area, particularly in low-and moderate income neighborhoods, in a manner consistent with its resources and capabilities.

Proud to be one of the few community banks serving Vermont and New Hampshire, Union Bank maintains a strong commitment to traditional values. In particular, Union Bank is dedicated to providing genuine customer service and community support, including donations to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.